Exhibit 3.1

AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ALPINE ACQUISITION CORPORATION

Pursuant to Section 242 of the
Delaware General Corporation Law

The undersigned, being a duly authorized officer of ALPINE ACQUISITION CORPORATION (the “Corporation”), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

1.	The name of the Corporation is Alpine Acquisition Corporation.

2.	The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on February 8, 2021 and an Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on August 30, 2021.

3.	This Amendment to the Amended and Restated Certificate of Incorporation further amends the Amended and Restated Certificate of Incorporation of the Corporation.

4.	This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock at a meeting of stockholders in accordance with ARTICLE SIXTH of the Amended and Restated Certificate of Incorporation and the provisions of Sections 242 the General Corporation Law of the State of Delaware.

5.	Section A.3 of ARTICLE SIXTH is hereby deleted and replaced in its entirety as follows:

3.	“Termination Date” means April 2, 2023.

IN WITNESS WHEREOF, I have signed this Amendment to the Amended and Restated Certificate of Incorporation this 28th day of February, 2023.

/s/ Alex Lombardo
Alex Lombardo
Chief Financial Officer